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                                                                   EXHIBIT 23.4

July 2, 2002

Board of Directors
Golden State Bancorp Inc.
135 Main Street
San Francisco, California 94105

   Re: Amendment No. 1 to the Registration Statement on Form S-4 (Registration
       No. 333-89442) of Citigroup Inc. relating to shares of its Common Stock being registered in connection with the merger of its subsidiary with Golden State Bancorp Inc.

Ladies and Gentlemen:

   Reference is made to our opinion letter dated May 21, 2002, with respect to the fairness from a financial point of view to the holders of the outstanding shares of Common Stock, par value $1.00 per share (the "Shares"), of Golden State Bancorp Inc. (the "Company") of the Aggregate Merger Consideration (as defined in the opinion letter) to be received by such holders pursuant to the Agreement and Plan of Merger, dated as of May 21, 2002, among Citigroup Inc. ("Citigroup"), Mercury Merger Sub, Inc., a subsidiary of Citigroup, and the Company.

   The foregoing opinion letter was provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the above-mentioned version of the Registration Statement.

   In that regard, we hereby consent to the reference to our opinion under the captions "Summary--Goldman Sachs & Co has Delivered a Fairness Opinion to Golden State's Board Stating that, as of May 21, 2002, the Aggregate Merger Consideration to be Received by all Golden State Stockholders was Fair From a Financial Point of View to Those Stockholders" "Risk Factors--The Opinion Obtained by Golden State from its Financial Advisor will not Reflect Changes in Circumstances Occurring after May 21, 2002," "The Merger--Background of the Merger," "The Merger--Reasons for the Merger; Recommendation of Golden State's Board of Directors" and "The Merger--Opinion of Golden State's Financial Advisor" and to the inclusion of the foregoing opinion in the Proxy Statement/Prospectus included in the above-mentioned version of the Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned version of the Registration Statement), proxy statement or any other document without our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

Goldman, Sachs & Co
---------------------------
(GOLDMAN, SACHS & CO)